UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

PROXY STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934

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HuntMountain Resources Ltd.
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HuntMountain Resources Ltd.
1611 N. Molter Road, Suite 201
Liberty Lake, Washington 99019

Notice of Annual Meeting of Shareholders
To be Held on December 11, 2008

Dear Shareholder:

We are pleased to invite you to attend our Annual Meeting of Shareholders of HuntMountain Resources Ltd., which will be held at 8:00 am Pacific Time on December 11, 2008, at 1611 N. Molter Road, Ste. 201, Liberty Lake, Washington. The primary business of the meeting will be to:

•	Elect six (6) members to the Board of Directors for a one year term or until their respective successors are elected and qualified.
•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Only Shareholders of record on the books of the Company at the close of business on November 3, 2008, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

We Are Not Asking You for a Proxy and You Are Not Requested To Send Us A Proxy.

Building Value through Exploration

HuntMountain Resources has been hard at work building the next great precious metal exploration company.  Over the past twelve months, we have established a significant land position in Santa Cruz Province, Argentina and commenced an aggressive 30,000-meter drilling campaign on our advanced-stage flagship La Josefina Gold-Silver Project.  Exploration in Patagonia remains our primary focus and we have supplemented our property package with the Bajo Pobré gold-silver project and two additional prospects bringing our total Santa Cruz holdings to over 443 square miles.

In 2007, the Company completed and announced results from its initial exploration programs at the Dun Glen Gold Project in Nevada and El Gateado gold-silver prospect in Santa Cruz.  Drilling produced positive intercepts of precious metal mineralization on both properties providing the Company with additional opportunities for future development.  Our project portfolio was recently expanded through the acquisition of the El Capitan silver-gold concession located in the prolific Sierra Madre Trend in Chihuahua, Mexico, giving us a stake in one of the world’s largest silver-producing countries.

The year ahead offers promising opportunities for HuntMountain Resources.  We are pleased to have assembled the right management team with the professionalism and capability to advance our mineral projects toward feasibility.  Our plan is to continue the development of La Josefina and expand upon the pending resource calculation.  We will perform exploration on our additional properties in Argentina, Mexico, Nevada, and Quebec, and seek out joint venture partners to leverage our project portfolio.  Most importantly, we will remain committed to our philosophy that value is created through investment in the ground and advancing projects toward eventual production.

We appreciate your investment in HuntMountain Resources and welcome you to the Annual Shareholders Meeting on December 11, 2008.

Sincerely,

Tim Hunt, Chairman, President & CEO

HuntMountain Resources Ltd.
1611 North Molter Road, Suite 201
Liberty Lake, Washington 99019
_________________________________

INFORMATION STATEMENT
Relating to
Annual Meeting of Shareholders
To be held on December 11, 2008

INTRODUCTION

This Information Statement is being furnished by the Board of Directors of HuntMountain Resources Ltd., (the “Company”) to holders of shares of the Company’s $0.001 par value Common Stock (the “Common Stock”) in connection with the Annual Meeting of Shareholders of the Company to be held on December 11, 2008, and any postponements or adjournments thereof (the “Annual Meeting”), for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Information Statement is first being mailed to the Shareholders on or about November 7, 2008.

Management is the record and beneficial owner of 70,090,250 shares (approximately 91.9%) of the Company’s outstanding Common Stock. It is management’s intention to vote all of its shares in favor of each matter to be considered by the Shareholders.

PURPOSE OF THE ANNUAL MEETING

Election of Directors

At the Annual Meeting, shareholders entitled to vote will be asked to consider and take action on the election of six directors to the Company’s Board of Directors, each to serve for a one year term or until their respective successors are elected and qualified.

Other Business

To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

VOTING AT ANNUAL MEETING

Record Date. The Board of Directors of the Company has fixed the close of business on November 3, 2008 as the record date for the purpose of determining Shareholders of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on that date, the Company had 76,251,362 issued and outstanding shares of Common Stock. A majority of such shares will constitute a quorum for the transaction of business at the Annual Meeting.

Voting Power. Shareholders of the Common Stock of the Company are entitled to one vote for each share held. There is no cumulative voting for directors.

Board Recommendations

The recommendations of our board of directors are set forth together with the description of each proposal in this information statement.

In summary, our board of directors recommends a vote “FOR” election of the directors named in this information statement (see Proposal One).

Required Approvals. By unanimous consent the Board of Directors of the Company has approved and recommended to the shareholders for their approval: (i) the nominations of Tim Hunt, William R. Green, Alastair H. Summers, Randal L. Hardy, Eberhard A. Schmidt and Darrick Hunt to the board of directors of the Company to serve for a one-year term or until their respective successors are elected and have qualified.

Pursuant to the Company’s by-laws, directors are elected by a plurality of the votes cast by the holders of the Common Stock meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstentions, broker nonvotes or otherwise) have no impact in the election of Directors, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The election of Directors will be accomplished by determining the six (6) nominees receiving the highest total votes.

Our majority shareholder has already indicated that he will vote in favor of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 30, 2008 regarding any person known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting securities as well as the names and shareholdings of each director and executive officer of the Company, and the shareholdings of all directors and executive officers as a group.

Name of Person or Group	Amount and Nature of Beneficial Ownership (all direct unless otherwise noted)	Percent of Class
Hunt Family Limited Partnership 1611 N. Molter Road, Ste. 201 Liberty Lake, WA 99019	86,576,694(1)	73.51%
(1)
Includes 45,048,446 shares owned through the Hunt Family Limited Partnership, and 41,528,248 shares that could be issued upon the exercise of common stock purchase warrants within the next sixty days.  Tim Hunt and his spouse Resa Hunt personally exercise control powers over HFLP.

Security Ownership of Management
The following table sets out as of September 30, 2008, the names and shareholdings of each director and executive officer of the Company, and the shareholdings of all directors and executive officers as a group. At such date, the number of issued and outstanding shares of common stock of the Company was 76,251,362 and there were an additional 46,251,248 shares that could potentially be issued within the next sixty days upon the exercise of vested stock options and warrants.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (all direct unless otherwise noted)	% of class
Tim Hunt – Chairman, President & Director (1) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	108,206,200	91.44%(8)

William R. Green – Director(2) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	1,046,000	1.37%(8)

Gregory B. Lipsker – Vice Chairman(3) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	730,000	0.95%(8)

Randal L. Hardy – Director(4) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	475,000	0.62%(8)

Eberhard A. Schmidt – Director(2) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	155,000	0.20%(8)

Alastair H. Summers – Director(2) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	150,000	0.20%(8)

Michael M. Mastor – Director 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	75,974	0.10%(8)

Darrick Hunt – Director(5) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	4,230,000	5.41%(8)

Matthew Hughes – EVP & COO(3) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	415,000	0.54%(8)

Bryn D. Harman – Chief Financial Officer(6) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	125,324	0.16%(8)

Stephen A. Taylor – Vice President, Corporate(7) Development(7) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	50,000	0.07%(8)

Danilo Silva – President of Cerro Cazador, S.A.(2) 1611 N. Molter Road, Ste 201 Liberty Lake, WA 99019	150,000	0.20%(8)

Total Management Group	115,808,498*	95.07%(9)
*All executive officers and directors as a group (12 persons)

(1)
Includes 45,048,446 shares and 41,528,248 shares that could be issued through warrant conversion from a prior promissory note owned through the Hunt Family Limited Partnership (HFLP); 508,700 shares owned jointly owned with Resa Hunt, Tim’s wife; 20,570,806 shares owned directly by Tim Hunt; 250,000 shares that could be issued upon exercise of options within 60 days, and 300,000 shares that could be issued through warrant conversion from a prior private equity sale. Tim Hunt personally exercises control powers over HFLP.

(2)	includes 150,000 shares that could be issued upon exercise of options within 60 days.

(3)	includes 250,000 shares that could be issued upon exercise of options within 60 days.

(4)	includes 400,000 shares that could be issued upon exercise of options within 60 days.

(5)	includes 1,840,000 shares that could be issued through warrant conversion and 150,000 shares that could be issued upon exercise of options within 60 days.

(6)	includes 100,000 shares that could be issued upon exercise of options within 60 days.

(7)	includes 50,000 shares that could be issued upon exercise of options within 60 days.

(8)	percentage calculations noted above assumes that only specific individual identified exercised its options and/or warrants.

(9)	percentage calculation assumes that all executive officers and directors exercise options and/or warrants.

There are no arrangements known to the Company, the operation of which may at a subsequent time result in the change of control of the Company.

Holders

As of September 30, 2008 there were approximately 1,507 shareholders of record of the Company’s Common Stock.

Dividends

The Company has never paid any dividends and does not anticipate the payment of dividends in the foreseeable future.

EXECUTIVE OFFICERS AND DIRECTORS

The following information is provided as of the date of this memorandum with respect to each executive officer and director of the Company:

Name (age)	Position	Length of Service
Tim Hunt (56)	Chairman, President and Director	2005
Gregory B. Lipsker (58)	Vice Chairman and Director	2007*
(1)William R. Green (70)	Director	1993
(1)Eberhard A. Schmidt (71)	Director	2005
(1)Alastair H. Summers (72)	Director	2006
Randal L. Hardy (47)	Director	2005**
(1)Michael M. Mastor (50)	Director	2007
Darrick Hunt, CPA (31)	Director	2008***
Matthew J. Hughes (48)	Executive Vice-President & COO	2005
Danilo Silva (46)	President of wholly-owned subsidiary Cerro Cazador, S.A.	2006
Bryn D. Harman (39)	Chief Financial Officer	2007
Stephen A. Taylor (32)	Vice President of Corporate Development	2008
_______________________________

(1)	Indicates that the director is “independent” in accordance with Rule 121 and 803A of the American Stock Exchange Company Guide.

*Previously held officer and director positions with the predecessor company, Metaline Mining & Leasing Company.

**Previously served as President and Chief Financial Officer of the Company.

***Darrick Hunt is the son of President, CEO, and majority shareholder Tim Hunt.

Tim Hunt, Chairman and Chief Executive Officer, is a general partner of HFLP and is the founder and president of Spokane, Washington-based T.R.A. Industries, Inc., dba Huntwood Industries, one of the largest building products manufacturer in Eastern Washington. Mr. Hunt has led the development of Huntwood Industries over the past 20 years – taking the business from a start-up venture to a significant middle-market enterprise. During his business career, Mr. Hunt has been engaged in a variety of business start-up ventures both related and unrelated to Huntwood Industries. Mr. Hunt had also previously served as a member of the board of directors at State National Bank; a community based financial institution headquartered in Eastern Washington.

William R. Green, P.E., Ph.D., is a mining engineer and geologist, and was a professor of mining engineering at the University of Idaho from 1965 to 1983. He has been actively involved in the mining industry since 1962, working as a consultant to financial managers and various US and Canadian public mining companies. He was a co-founder, and served as an officer and director, of both Bull Run Gold Mines and Yamana Resources. He was the President, CEO and Chairman of Mines Management, Inc., a U.S. public company from 1964 until 2003.

Gregory B. Lipsker, Attorney Greg Lipsker’s appointment in August 2007 represents a key addition to the board, and a decisive move to gain tactical expertise for the long-term strategic positioning of the company. Mr. Lipsker is a major shareholder in the company and previously served as the company’s outside counsel. He had also served as the President and Director of HuntMountain’s predecessor company, Metaline Mining and Leasing. Mr. Lipsker earned his bachelor and masters degrees from Gonzaga University and his jurist doctorate from Georgetown University School of Law. He is a member of the Spokane County and Washington Bar Associations, Rocky Mountain Mineral Law Foundation, and the Northwest Mining Association. This appointment was effective August 24, 2007.

Eberhard A. Schmidt, Ph.D. has more than 35 years of experience in exploring, evaluating and developing precious and base metal properties in the western United States and Mexico. He managed regional exploration offices for Cyprus Mines, Amoco Minerals and Meridian Minerals in Spokane and for Minera Hecla in Mexico. Dr. Schmidt received his Ph.D. in Structural and Economic Geology from the University of Arizona and is a past president of the Northwest Mining Association.

Alastair H. Summers has more than 45 years of experience in mine development and production in North and South America, including over ten years as an executive with Hecla Mining Company. He was Vice President and General Manager for Minera Hecla de Mexico responsible for the design, construction, operation and reclamation of the La Choya open pit/heap leach gold mine. Mr. Summers also served as President and General Manager of Minera Hecla Venezolana initiating improvements to Hecla’s La Camorra operation which resulted in production increases from 85,000 to 250,000 ounces of gold per year. Mr. Summers’ career includes the development, design, and operation of several successful mines for The Bunker Hill Company, Western Nuclear, and American Mine Services. He is registered as a Professional Geologist in Idaho and Professional Engineer in Colorado.

Randal L. Hardy, serves as President and CEO of Timberline Resources Corporation, a public drilling and precious metals exploration venture based in Coeur d’Alene, ID. Mr. Hardy was appointed as a Director in August 2007. Mr. Hardy was appointed to this position after previously holding the position of President of the Company since September 2006, and immediately prior to this time servicing as its Vice President and Chief Financial Officer. Mr. Hardy has over 20 years of experience in financial and operational management. He is the former President and CEO of Sunshine Minting, Inc., a precious metal custom minting and manufacturing firm. During his 8-year tenure as the company’s President, it grew from 25 employees to over 125. Prior to this, Mr. Hardy served as Treasurer of the NYSE-listed Sunshine Mining and Refining Company for over 6 years. He graduated Magna Cum Laude from Boise State University with a BBA in Finance and was named a Top Ten Scholar for his class. Mr. Hardy has traveled and worked extensively around the world and is fluent in French.

Michael M. Mastor, was appointed a Director in September 2007. From July 1998 to present, he has been a licensed financial advisor and franchise owner with Ameriprise Financial. Prior to his work at Ameriprise, he served as Mine Manager for Newmont Gold Company. He received his B.S. in Mining Engineering from the Colorado School of Mines.

Darrick Hunt, is Chief Financial Officer of Spokane, Washington-based Huntwood Industries, the largest building materials manufacturer and one of the largest employers in the Eastern Washington/Northern Idaho region.  He holds a license as a Certified Public Accountant under the Board of Accountancy of Washington State, having received his Bachelors in Business Administration from Gonzaga University.

Matthew J. Hughes, Executive Vice President of Exploration and Chief Operating Officer, is a geologist with seventeen years of experience in the discovery, exploration and mining of precious metal projects in the United States, Argentina, China, Brazil and Uzbekistan. Mr. Hughes was appointed as the Executive Vice President of Exploration and Chief Operating Officer in August 2007 after having served as Vice President of Exploration since December 2005. He has been directly responsible for the discovery of numerous precious and base metal occurrences, including the producing Mina Martha high-grade silver lode in Santa Cruz, Argentina. He has worked as the Chief Geologist for Mundoro Mining, Inc. where he led the exploration and development of the nine million ounce Maoling gold deposit, thought to be the largest undeveloped gold deposit in China. He served as Senior Exploration Geologist and consultant for Yamana Resources, Minas Buenaventura, and Silver Standard Resources. Mr. Hughes has been the Vice President of Exploration for Platero Resources, Chief Mine Geologist for Kinross Candelaria Mining Co., and Exploration Geologist for NERCO Exploration and Atlas Precious Metals. He received his Bachelor of Science degree in geology from the University of Oregon.

Danilo Silva, General Manager of South American Operations, also serves as the President of our wholly-owned Argentine subsidiary, Cerro Cazador, S.A. He has over 18 years of experience in the natural resources industry, including over 11 years as a geologist in base and precious metal mining exploration. Mr. Silva has served as Senior Geologist and Project Manager for Yamana Resources and Compania Minera Polimet, as Senior Geologist for Buenaventura, and as General Manager for Platero Resources. While serving in these positions, he discovered numerous viable gold and silver targets. He has led successful exploration and drill programs and has managed the advancement of many projects, including the discovery and development of the Mina Martha high-grade silver mine in Santa Cruz province. Mr. Silva has served as a consulting geologist for several companies, including Placer Dome and Hidefield Gold. Mr. Silva holds a degree in Geological Science from the National University at Bahia Blanca in Argentina.

Bryn D. Harman, CFA, is a Chartered Financial Analyst with 14 years of experience in equity analysis, corporate finance and financial planning. As a buy-side and sell-side analyst Bryn applied a bottom-up fundamental approach to small cap equity research. During his five year tenure in the Canadian junior equity market Bryn was involved in many facets of public company financing. Prior to his appointment with HuntMountain Bryn held the position of Vice President and Director of Research with a national investment advisory firm.

Stephen A. Taylor, has ten years of extensive experience in public affairs, marketing, and administration within the public and private sectors, and was previously HuntMountain's Director of Investor Relations from 2005 - 2006. He has been the Government Affairs Director for the Spokane Home Builders Association and served six years on the congressional and campaign staff of U.S. Rep. George Nethercutt in Spokane, Washington. Mr. Taylor graduated from Eastern Washington University with both a Masters Degree in Public Administration and B.A. in Finance and Economics (Summa Cum Laude). He is a U.S. Air Force veteran and has served as a member of the Spokane Valley, Washington City Council since 2002.

Family Relationships

None of our Directors are related by blood, marriage, or adoption to any other Director, executive officer, or other key employees except for Darrick Hunt, who is the son of the President, CEO and majority shareholder of the Company, Tim Hunt. To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including Directors, pursuant to which the officer was selected to serve as an officer.

CORPORATE GOVERNANCE

Board of Directors Structure

The Company’s current bylaws require the Board to have three or more persons, and may be increased or decreased from time to time, exclusively by resolution approved by the affirmative vote of a majority of the Board. The current Board is composed of seven Directors.

Director Independence

We have seven directors as of December 31, 2007, including four independent directors, as follows:

William R. Green
Eberhard A. Schmidt
Alastair H Summers
Michael M. Mastor

An “independent” director is a director whom the Board of Directors has determined satisfies the requirements for independence under Rules 121 and 803A of the American Stock Exchange Company Guide.

As contemplated by this proxy statement we intend to decrease our Board to six Directors.  In doing so, we will maintain compliance with the independence requirements of the American Stock Exchange Company Guide.

Meetings of the Board and Board Member Attendance of Annual Meeting

During the fiscal year ending December 31, 2007, four meetings of the Board were held. Two of the incumbent directors attended fewer than 75% of the Board meetings. Board members are not required to attend the annual meeting. Last year, six (6) of seven (7) members of the Board attended the annual meeting.

Communications to the Board

Shareholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member c/o Secretary, at 1611 North Molter Road, Suite 201, Liberty Lake, Washington 99019. The Company’s Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to the particular member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company’s Secretary will review all communications before forwarding them to the appropriate Board member.

Board Committees

The entire board performs the function of the Audit, Compensation, and Corporate Governance & Nominating Committees. Directors are currently nominated by the total Board of Directors. The Company has adopted charters for the Audit, Compensation and Corporate Governance & Nominating Commitees. The charters are posted on the Company’s website at www.huntmountain.com and are attached to the 8-K filed with the Securities and Exchange Commission on May 12, 2006 as Exhibit 99.1 – 99.3.

Audit Committee

For the fiscal year 2007, the entire Board of Directors served as the Audit Committee (“the Audit Committee) because the Audit Committee had not yet been composed.  In April 2008, the Board of Directors appointed Dr. William Green, Michael Mastor, and Darrick Hunt to serve as members of the Audit Committee in lieu of the entire Board. On July 15, 2008, Darrick Hunt resigned from the Audit Committee since he was not considered “independent.” The Audit Committee approves the selection of the Company’s independent certified public accountants to audit the annual financial statements and review the quarterly financial statement, discusses with the auditors and approves in advance the scope of the audit and reviews, reviews management’s administration of the system of internal controls, and reviews the Company’s procedures relating to business ethics. The board of directors has determined that Dr. William Green, Dr. Eberhard Schmidt, Alastair H. Summers and Michael Mastor are “independent” directors as that term is defined in Rule 10A-3 of the Exchange Act and Rules 121 and 803A of the American Stock Exchange Company Guide. Tim Hunt is the chief executive officer of the Company; Darrick Hunt is Tim Hunt’s son; Randal Hardy previously served as President and CFO of the Company and Gregory Lipsker was an employee of the Company. Therefore, they are not deemed to be independent directors as defined by the above rules.  The board of directors has also determined that Dr. William Green meets the SEC definition of an “audit committee financial expert.”

During the fiscal year ended December 31, 2007, the Audit Committee met four times.

Audit Committee Report

The Company’s Audit Committee oversees the Company’s financial reporting process.  The Committee operates under a written charter adopted by the Board.

The Committee assists the Board by overseeing the (1) integrity of the Company’s financial reporting and internal control, (2) independence and performance of the Company’s independent auditors, (3) and provides an avenue of communication between management, the independent auditors, and the Board.

In the course of providing its oversight responsibilities regarding the 2007 financial statements, the Committee reviewed and discussed the 2007 audited financial statements, which appear in the 2007 Annual Report to Shareholders, with management and the Company’s independent auditors. The Committee reviewed accounting principles, practices, and judgments as well as the adequacy and clarity of the notes to the financial statements.

The Committee reviewed the independence and performance of the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, and such other matters as required to be communicated by the independent auditors in accordance with Statement on Auditing Standards 61, as modified or supplemented.

The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board, Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2007. The Committee and the Board have also recommended the selection of Williams & Webster, P.S. as independent auditors for the Company for the fiscal year ending December 31, 2008.

Submitted by the Audit Committee Members
Tim Hunt
Dr. William Green
Greg Lipsker
Dr. Eberhard Schmidt
Alastair Summers
Michael Mastor
Randal Hardy

Additional information relating to the Audit Committee is contained in the following sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007: “Item 10 – Directors, Executive Officers, and Corporate Governance” and “Item 14 – Principal Accountant Fees and Services”.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of the entire Board of Directors.  William R. Green, Eberhard A. Schmidt, Michael M. Mastor, and Alastair H. Summers are independent board members of this committee as defined under Rules 121 and 803A of the American Stock Exchange Company Guide. The Committee operates under a written charter adopted by the board. The Corporate Governance and Nominating Committee is responsible for developing the Company’s approach to corporate governance issues and compliance with governance rules. The Corporate Governance and Nominating Committee is also mandated to plan for the succession of the Company, including recommending director candidates, review of board procedures, size and organization, and monitoring of senior management with respect to governance issues. The committee is responsible for the development and implementation of corporate communications to ensure the integrity of the Company’s internal control and management information systems. The purview of the Corporate Governance and Nominating Committee also includes the administration of the board’s relationship with the management of the Company, monitoring the quality and effectiveness of the Company’s corporate governance system and ensuring the effectiveness and integrity of the Company’s communication and reporting to shareholders and the public generally.

Shareholder nominees are subject to the same consideration as nominees selected by the Committee or the Board.  The Committee does not have a set policy for whether or how shareholders are to recommend nominees for consideration by the Board.  No shareholder or shareholders holding 5% or more of the Company’s outstanding stock, either individually or in aggregate, recommended a nominee for election to the Board.

All of the Nominees included in this information statement were nominated by the Nominating Committee and were recommended by the Company’s current board of directors.

During the fiscal year ended December 31, 2007, the Corporate Governance and Nominating Committee met four times.

Compensation Committee

The Compensation Committee is comprised of the entire Board of Directors. William R. Green, Eberhard A. Schmidt, Michael M. Mastor, and Alastair H. Summers are independent board members of this committee as defined under Rules 121 and 803A of the American Stock Exchange Company Guide. The Committee operates under a charter adopted by the Board.  The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock option programs for the executive officers and directors of the Company.  The Committee is also responsible for providing oversight with regard to the Company’s various programs of compensation, including all incentive plans, stock option plans and stock purchase plans.  The Committee reviews and reports to the Board on the Company’s programs for attracting, retaining and promoting executives and for developing future senior management.  It also reviews appropriate performance targets, participation and level of awards for incentive award plans and determines, and recommends appropriate compensation for directors.

During the fiscal year ended December 31, 2007, the Compensation Committee met four times.

Appointment of Auditors

The Audit Committee has appointed the firm of Williams & Webster, P.S. as the Corporation’s independent auditors for fiscal year ended December 31, 2008. Williams & Webster, P.S. has served as the Corporation’s independent auditors since 2007. No representative of Williams & Webster, P.S. is expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent auditors for the Corporation. Therefore, the Corporation is not submitting the selection of Williams & Webster, P.S. to our shareholders for ratification. It is intended that Williams & Webster, P.S. will continue as the independent auditors for the company.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors for specific projects. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more Audit Committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting.

Audit Fees

The aggregate fees billed for professional services rendered by the Company’s principal accountant for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2006 and for services rendered by the Company’s principal accountant relating to the preparation of quarterly financial statements for inclusion in the Company’s quarterly reports on Form 10Q were $45,692 and $25,346 respectively.

Audit Related Fees

The Company incurred no fees during the last two fiscal years for assurance and related services by the Company’s principal accountant that were reasonably related to the performance of the audit of the Company’s financial statements.

Tax Fees

The Company incurred fees totaling $3,291 and $2,173 during the fiscal years ended December 31, 2007 and 2006, respectively, for professional services rendered by the Company’s principal accountant for tax compliance, tax advice and tax planning.

All Other Fees

The Company incurred no fees during the fiscal years ended December 31, 2007 and 2006, respectively, for services rendered by the Company’s principal accountant relating to all other services.

All of the services provided by our independent auditor for 2006 and 2007, including services related to the audit fees, audit related fees, tax fees and all other fees described above, were approved by the audit committee under its pre-approval policies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent (10%) owners are required by Security and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) form filed by them.

Based solely on its review of copies of such forms furnished to the Company, the Company believes that for the year ended December 31, 2007 the following person(s) has delinquent filings:  Tim Hunt – 18 delinquent filings of 23 transactions filed; Randal Hardy – 2 delinquent filings of 2 transactions filed; Ronald Schutz – 3 delinquent filings of 3 transactions filed; Eberhard Schmidt – 1 delinquent filing of 1 transaction filed; Greg Lipsker – 1 delinquent filing of 1 transaction filed; Bryn Harman – 1 delinquent filing of 1 transaction filed; Hunt Family Limited Partnership (1 delinquent filing of 1 transaction filed; Michael Mastor (1 delinquent filing of 1 transaction filed).

COMPENSATION OF DIRECTORS AND OFFICERS

The following table sets forth the compensation paid by the Company to its Chief Executive Officer and our other most highly compensated officers for the year ended December 31, 2007.

SUMMARY COMPENSATION TABLE

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Tim Hunt, Chairman and CEO	2007	$0	$0	$0	$0	$0
	2006	$0	$0	$0	$60,000	$60,000
Randal L. Hardy, President	2007	$80,769	$0	$0	$69,503	$150,272
	2006	$104,890			$30,100	$134,990
Matthew J. Hughes, COO & Executive Vice President	2007	$120,577	$15,000	$75,000	$17,178	$227,755

Executive Compensation Agreements and Summary of Executive Compensation

Report on Executive Compensation

During the year ended December 31, 2007, the Company’s Board of Directors was responsible for establishing a compensation policy and administering the compensation programs of our executive officers. As Tim Hunt receives no compensation for his role as the chief executive officer and no other executive is a member of the Board, the Board believes it is appropriate for the entire Board to participate in the compensation discussions.

The amount of compensation paid by the Company to each of our officers and the terms of those persons’ employment is determined solely by the Board. The Board evaluates past performance and considers future incentive and retention in considering the appropriate compensation for the Company’s officers. The Company believes that the compensation paid to the Company’s directors and officers is fair to the Company.

Our Board believes that the use of direct stock awards is at times appropriate for employees, and in the future intends to use direct stock awards to reward outstanding service or to attract and retain individuals with exceptional talent and credentials. The use of stock options and other awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of our stockholders.  In this regard, in 2007, the Compensation Committee and the Board of Directors authorized the issuance of 1,020,000 stock option awards.

Executive Compensation Agreements

Hunt Employment Agreement
Tim Hunt serves as President and Chief Executive Officer of the Company and is also the Company’s Chairman.  Mr. Hunt has no employment agreement with the Company and does not receive compensation for the services he provides.

Hardy Employment Agreement
Randal Hardy served as President of the Company from August 1, 2006 to August 24, 2007.  Pursuant to appointment as President in 2006, Mr. Hardy’s annual salary was increased to $120,000 per year and he received an additional 100,000 stock options in accordance with the Company’s 2005 Stock Option Plan.  There were no material changes made to Mr. Hardy’s employment agreement in 2007.

Hughes Employment Agreement
Matthew Hughes has been an employee of the Company since December 2005 as Vice President of Exploration.  In August 2007, he entered into a seven-year employment agreement whereby he would become the Executive Vice President and Chief Operating Officer.  A brief description of the material terms of this agreement are as follows:  the term is seven-years with future renewals to be negotiated between the employee and the chief executive officer; it can be terminated for cause (without notice) or without cause; if termination occurs without cause, Mr. Hughes will be entitled to receive six (6) months of his annual salary in severance; in the event that the company is acquired and results in Mr. Hughes’ termination or diminution of duties, he will be entitled to receive twelve (12) months of his annual salary.  His compensation includes: an annual salary of $150,000, 150,000 shares of restricted stock, and a $15,000 cash bonus.  Mr. Hughes was also granted incentive stock options to purchase 100,000 shares of common stock (at the closing stock price on the effective date of the agreement, August 22, 2007) pursuant to the 2005 Stock Option Plan, with 50,000 vesting on February 1, 2008 and 50,000 vesting on September 1, 2008.  Mr. Hughes is also eligible to receive health insurance for himself and his family through the Company, and the Company will pay the premiums for the policy he chooses.

None of the Named Executive Officers, or our directors or officers exercised any options in respect of our common shares during the most recently completed financial year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)		(c)		(d)	(e)	(f)
Tim Hunt, Chairman and Chief Executive Officer	250,000		-		-	$0.25	03/26/11
Randal L. Hardy, President	40,000	(2)	-		-	0.20	07/31/11
	50,000		-		-	0.20	07/31/12
	10,000		-		-	0.34	07/31/10
	-		50,000	(1)	-	0.38	07/13/13
	150,000		-		-	0.45	08/24/12
	50,000		-		-	0.63	11/02/11
	25,000		-		-	0.63	11/02/12
	-		25,000	(2)	-	0.63	11/02/13
Matthew J. Hughes, COO	50,000		-		-	0.25	12/15/11
	50,000		-		-	0.25	12/15/12
	-		50,000	(3)	-	0.25	12/15/13
	50,000		-		-	0.45	02/01/13
	-		50,000	(4)	-	0.45	09/01/13
	50,000		-		-	0.63	11/02/11
Danilo Silva, President, Cerro Cazador S.A.	50,000		-		-	0.30	07/31/11
	50,000		-		-	0.30	01/31/12
	50,000		-		-	0.60	01/31/13

(1) Granted on April 11, 2006, vesting on August 1st, 2008.
(2) Granted on November 3, 2006, vesting on November 3, 2008.
(3) Granted on December 16, 2005, vesting on December 15, 2008.
(4) Granted on September 1, 2007, vesting on September 1, 2008.

DIRECTOR COMPENSATION

No annual compensation is paid to our directors.  Upon appointment to the board of directors each director is granted an option to purchase 150,000 shares of the Company’s common stock at the prevailing market price on the date of appointment. During the year ended December 31, 2007, Msrs. Mastor, Hardy and Lipsker were each granted a fully vested stock option to purchase 150,000 shares of common stock at market value on the date of their appointments. Mr. Lipsker was granted options to purchase an additional 100,000 shares as consideration for his appointment as the vice chairman of the board. No annual compensation is paid to our directors.

Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our Company or as a result of a change in the responsibilities of an executive following a change in control of our Company.  Specific executive employment agreements described above do, however, provide, that in the event of a change in control, if the executive’s employment is terminated by the Company without cause, as such term is defined in the respective employment agreements, the executive will be entitled to the payment amounts set forth in the employment agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following information is contained within Item 13. Certain Relationships and Related Transactions, and Director Independence and Notes 8, 9, and 13 to the Consolidated Financial Statements of the Company’s 2007 Form 10-K, which is being mailed to shareholders with this Information Statement.

NOTE 8 – SALES OF COMMON STOCK AND WARRANTS

During the year ended December 31, 2007, the Company issued 600,000 units consisting of one share and one warrant pursuant to the conversion of a portion of a convertible note. Each common share had a par value of $0.001 and an issuance price of $0.25. Each warrant has an exercise price of $0.40 per common share. The expiration date of each warrant is five (5) years from the date of issuance.

During the year ended December 31, 2007, the Company issued 150,000 shares for compensation to the Company’s Chief Operating Officer. The shares had a fair market value of $75,000.

During the year ended December 31, 2006, 15,444,132 warrants were exercised and, in accordance with the terms of the warrants, resulted in the issuance of 15,444,132 shares of the Company’s common stock.  The warrants were exercised at a price of $0.065 per share.  The Company received gross proceeds of $1,003,869 from the exercise of the warrants.

Also during the year ended December 31, 2006, the Company entered into and completed an agreement to sell 300,000 units to an entity controlled by the Company’s Chairman and CEO.  Each unit was priced at $0.43 and consisted of one share of the Company’s $0.001 par value common stock and one warrant to purchase one share of the Company’s $0.001 par value common stock at a price of $0.60 for a period of two years.  The Company received proceeds of $129,000 related to the transaction.  As of December 31, 2006, none of these warrants have been exercised, leaving 300,000 warrants outstanding at December 31, 2007.

NOTE 9 – BRIDGE LOAN

As of January 31, 2007, HuntMountain Resources obtained an unsecured loan commitment for multiple advances up to $2,000,000 from Hunt Family Limited Partnership (“HFLP”) , an entity controlled by Tim Hunt, the Company’s Chairman and CEO, for the specific purpose of providing working capital, surety, bonding and/or indemnification purposes for HuntMountain Resources and its subsidiaries.

In August 2007, the Company obtained an amended, unsecured loan commitment for multiple advances up to $5,000,000 from HFLP, effective August 1, 2007, to amend the previous bridge financing note that was effective on January 31, 2007. The simple interest rate on the new bridge financing note was eleven percent (11%) per annum. The aggregate amount of unpaid advances and accrued and unpaid interest under the amended note was convertible into equity securities of the Company at the same price and terms as securities sold by the Company to investors in its next equity financing.  The amended note amends and restates, and does not evidence payment of, the unsecured loan for multiple advances effective January 31, 2007.

In October 2007, the Company obtained an amended and restated convertible unsecured note for multiple advances up to $5,000,000 (“the October Note”) from HFLP to provide working capital for the Company and its subsidiaries.  The amended note was effective on October 23, 2007.  The amended and restated convertible unsecured note was completed to replace the previous bridge financing note that was effective August 1, 2007. The simple interest rate of the October Note is eleven percent (11%) per annum. The aggregate amount of unpaid advances and accrued and unpaid interest under the amended note is convertible, in whole or in part, at the option of the holder into units of the Company’s common stock. Each unit consists of one common share and one common share purchase warrant at a conversion price of $0.25 per unit. The exercise price of the warrants issued pursuant to such conversion is set at $0.40 to acquire one new common share of the Company. The warrants to be issued pursuant to the conversion of the October note are exercisable for a period of five years from the conversion date.

In November 2007 and December 2007, the Company issued 600,000 units pursuant to the conversion of a portion of the October Note.

In accordance with EITF 00-27, the Company recognized the beneficial conversion feature associated with the notes convertibility into shares and warrants. The total value of warrants was determined using the Black Scholes Option Price Calculation. In employing this model, we used the actual three month T-Bill rate on the advance dates for the risk-free rate. Similarly, the actual share price on advance dates was used in the calculation. We assumed expected volatility of 82%, no dividends and a five year horizon in all Black Scholes Option Price calculations. The total value of warrants was $5,054,863 and the total value of shares was $4,153,009.

Following the guidance provided by EITF 00-27 the Company allocated proceeds first to the warrants issuable upon conversion of the note. The value of the warrants was recorded on the balance sheet as debt discounts and increases to shareholder’s equity. The debt discounts are being amortized over the remaining life of the convertible note. The value of warrants in excess of the actual debt advance amounts were expensed as financing fees.

Once the Company allocated proceeds of convertible note advances to the warrant values, the embedded conversion feature of shares issuable on conversion of the notes was recognized. All amounts relating to the share values were expensed as financing fees.

NOTE 13 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2007 the Company leased office space from Hunt Family Properties LLC, an entity controlled by the Company’s Chief Executive Officer and Chairman, Tim Hunt. The Company paid $26,904 in lease payments to Hunt Family Properties LLC in 2007.

During the year ended December 31, 2007 the Company paid $73,616 to HuntWood Custom Cabinets, an entity controlled by the Company’s Chief Executive Officer and Chairman, Tim Hunt, for management consulting services.

During the year ended December 31, 2007 the Company paid $17,895 in professional fees to Workland & Witherspoon, PLLC, a firm in which Greg Lipsker, a shareholder of the Company and the Company’s Vice-Chairman, was a partner.

At December 31, 2007 the Company had an employee advance for field exploration expenses from an officer of Cerro Cazador S.A. of $1,870.

During the year ended December 31, 2006 the Company paid $33,502 to HuntWood Custom Cabinets, an entity controlled by the Company’s Chief Executive Officer and Chairman, Tim Hunt, for management services and employee health insurance.

During the year ended December 31, 2006 the Company leased office space from Hunt Family Properties LLC, an entity controlled by the Company’s Chief Executive Officer and Chairman, Tim Hunt. The Company paid $26,382 in lease payments to Hunt Family Properties LLC in 2006.

During the year ended December 31, 2006 the Company paid $24,449 in professional fees to Workland & Witherspoon, PLLC, a firm in which Greg Lipsker, a shareholder of the Company and the Company’s Vice-Chairman, was a partner.

During the year ended December 31, 2006 the Company paid $7,320 in consulting expenses to directors of the Company.

At December 31, 2007 the Company had an employee advance for field exploration expenses from an officer of Cerro Cazador S.A. of $348.

THE FOLLOWING PROPOSALS ARE SUBMITTED TO THE SHAREHOLDERS FOR CONSIDERATION AT THE ANNUAL MEETING OF SHAREHOLDERS:

PROPOSAL NUMBER ONE -- ELECTION OF DIRECTORS

The nominees for Directors, together with certain information with respect to them, are as follows:

Name	Age	Year First Became A Director
Tim Hunt	56	Director since 2005, President
William R. Green	70	Director since 1993
Eberhard A. Schmidt	71	Director since 2005
Alastair H. Summers	72	Director since 2006
Randal L. Hardy	47	Director since 2007
Darrick Hunt	30	Director since 2008

Personal background for the election of the directors is provided above.

Board Recommendation

The Board of Directors recommends a vote FOR each nominee to the Board of Directors.

ADDITIONAL SHAREHOLDER INFORMATION

Delivery Of Documents To Security Holders Sharing An Address

One Information Statement will be delivered to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing such address. Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future. In the event a stockholder desires to provide us with such notice, it may be given verbally by telephoning our offices at (509) 892-5287 or by mail to our address at HuntMountain Resources, 1611 N. Molter Road, Ste. 201, Liberty Lake, Washington 99019, Attn: Steve Taylor.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, NE, Washington, DC 20549 or may be accessed on the SEC website at www.sec.gov.

Shareholder Proposals for 2009 Annual Meeting of Shareholders

The Company will review shareholder proposals intended to be included in the Company’s proxy materials for the 2009 Annual Meeting of Shareholders which are received by the Company at its principal executive offices no later than January 31, 2009 (unless the date of the next annual meeting is changed by more than 30 days from the date of this year’s meeting, in which case the proposal must be received a reasonable time before the Company begins to print and mail its proxy materials). Such proposals must be submitted in writing and should be sent to the attention of the Secretary of the Company. The Company will comply with Rule 14c of the Exchange Act with respect to any proposal that meets its requirements.

Annual Report

The Company’s Annual Report to Shareholders, including of the Corporation’s Form 10-K for the year ended December 31, 2007 is being mailed to all Shareholders with this Information Statement. In addition, a Shareholder of record may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”), without cost, upon written request to the Secretary of the Company. The Annual Report on Form 10-K is not part of the proxy solicitation materials for the Annual Meeting.

Other Business

As of the date of this Information Statement, the Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, such matters will be voted upon by the shares represented at the meeting.

By Order of the Board of Directors,

Tim Hunt, President and Chairman